Cimarron Software, Inc.

30. E. Broadway, Ste 204
Salt Lake City, Utah 84111
USA

Services Agreement

Date of Agreement: 4/2/12	Agreement No.: 1001

Customer:

Name: Data In Motion LLC			
Address: 30 E. Broadway, Ste 204	City/Country: Salt Lake City	Phone: 801-532-3080	
	Zip/Postal Code: 84111	Fax:	
Contact Person: Steve Fuhrman			

Customer has requested Cimarron to perform the services described in the Services Attachment. Cimarron is willing to perform these services on the Terms and Conditions of this Services Agreement.

TERMS AND CONDITIONS

1. *Services and Deliverables.* "Services" shall mean the services described in the Services Attachment which is part of this Agreement. the Services shall include the creation or preparation of the "Deliverables" identified in the Services Attachment.

2. *Fees.* In consideration of the Services, Customer shall pay to Cimarron the fees and other charges set forth in the Fee Schedule. Payment of these fees and other charges only entitles Customer to the Services specified in Section 1 above. All payments to Cimarron under this Agreement shall be in United States of America dollars.

3. *Expenses.* In addition to these fees and other charges, Customer shall reimburse Cimarron for costs and expenses (including any travel, lodging and meals) reasonably incurred by Cimarron in connection with the Services.

4. *Taxes.* Any taxes or government assessments or duties relating to this Agreement or to payments or services to be rendered under this Agreement shall be paid by Customer in addition to all other payments set forth in this Agreement. If any taxes are withheld from any payments to Cimarron under this Agreement, Customer must pay such taxes and ensure that Cimarron receives the full amount of all payments as stated in the Fee Schedule. This Section 4 does not apply to Cimarron' federal or state taxes based upon net income.

5. *Additional Services.* If Customer desires additional services or deliverables or changes to the Services Attachment, the Parties may, but only by written agreement, supplement or amend the Services Attachment and/or add additional Service Attachments to this Agreement. The additional services and deliverables and the changes described in such supplements, amendments and additional

Services Attachments shall be governed by this Agreement as "Services" and "Deliverables." The Fee Schedule shall be supplemented, amended and/or additional Fee Schedules shall be added to this Agreement to specify the fees and charges which must be paid by Customer for the additional services or changes. If no fees or charges are specified for the additional services or changes, and if Cimarron provides or agrees to provide such additional services or changes, then Customer must pay to Cimarron the then-current standard fees charged by Cimarron for such additional services or changes.

6. **Secured Collateral.** All amounts due to Cimarron by Customer hereunder shall be secured by all of Customer's personal property. Customer hereby grants Cimarron a security interest in all of Customer's tangible and intangible personal property, whether now owned or hereafter acquired (the "Collateral"), including without limitation, Customer's software, inventory, equipment, receivables, and general intangibles (including all other intellectual property, chattel paper, goodwill, patents, trademarks, copyrights, quotas, receipts, bills of lading, shares, warrants, bonds, debentures, debenture stock, bills, notes, instruments, writing and other documents). This security interest is granted to secure Customer's payment and performance hereunder. Upon Customer's default of its obligations hereunder, in addition to any other remedies provided for herein or allowed by law, Cimarron may, without notice to Customer, declare all remedies under the Uniform Commercial Code of the State of Utah and shall have the right, in its discretion, to take possession of the Collateral and to sell it in whole or in part without previous demand or notice to the Customer of such sale, at public or private sale

7. ***Cooperation.*** Customer shall make available to Cimarron such information, assistance and cooperation as Cimarron may reasonably request in providing Services to Customer under this Agreement.

8. ***Confidentiality.***

(a) ***Customer's Information.*** Cimarron shall keep confidential, and shall not use except in the performance of Services, any information (including any data and computer programs) disclosed by Customer to Cimarron in connection with the Services, provided that such information when given to Cimarron is marked or identified in writing as "Confidential" or "Proprietary." If Customer discloses information orally to Cimarron, and if Customer desires to have such information protected under this subsection (a), then Customer must reduce such information to writing, mark it as "Confidential" or "Proprietary" and deliver such writing to Cimarron within 30 days of the first oral disclosure of such information to Cimarron.

(b) ***Confidential Deliverables.*** "Confidential Deliverables" shall mean those Deliverables in the Services Attachment which are designated therein as "Confidential." Cimarron shall not disclose the Confidential Deliverables to any third party for so long as Customer maintains them in confidence.

(c) ***Cimarron's Information.*** Customer shall keep confidential, and shall not use, any information disclosed by Cimarron to Customer, including information about the technologies, methodologies, computer programs, systems, and processes used by Cimarron in connection with the Services. However, Customer may disclose and use any results or information reported by Cimarron through the Services except for such information, if any, that is marked or identified as "Confidential" or "Proprietary."

(d) ***Exceptions.*** Neither Party shall have any obligation under subsections (a), (b) or (c) above with respect to information which is publicly known at the time of disclosure to the receiving Party or which is in the receiving Party's possession prior to disclosure by the disclosing Party. If through no fault of the receiving Party, any confidential information of the disclosing Party subsequently becomes public knowledge, then the receiving Party shall thereafter have no obligation under subsection (a), (b) or (c) with respect to such public information. If any information is lawfully disclosed or licensed by a third party to a

receiving Party, then subsections (a), (b) and (c) shall not restrict the receiving Party from making any use or disclosure thereof that is lawfully authorized by the third party. If any disclosure of confidential information is required by law, government regulation, or court order, the receiving Party may make such disclosure.

(e) ***Agreement.*** Customer shall not disclose this Agreement or any of its terms, conditions or pricing to any third party.

9. ***Back-up Responsibility.*** To the extent, if any, that Customer provides any data or computer programs to Cimarron, it is Customer's responsibility to maintain adequate back-ups of such data and computer programs in order to ensure continued security and retention.

10. ***Warranties and Disclaimers.***

(a) Cimarron warrants that the Deliverables delivered by Cimarron to Customer under this Agreement do not contain any errors or inaccuracies known to Cimarron at the time delivered by Cimarron to Customer. Cimarron also warrants that it will correct at no additional fee any errors or inaccuracies in the Deliverables reported by Customer to Cimarron within 30 days of the date of delivery.

(b) CIMARRON MAKES NO WARRANTY, REPRESENTATION OR PROMISE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. CIMARRON DISCLAIMS AND EXCLUDES ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. THE RESULTS, DATA, PERFORMANCE, AND INFORMATION REPORTED OR DISCLOSED BY CIMARRON IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT ARE NOT WARRANTED (EXCEPT AS STATED IN SUBSECTION (a) ABOVE) AND CUSTOMER BEARS ALL RISKS OF RELIANCE THEREON.

11. ***Limitation on Liability.*** **Cimarron's AGGREGATE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SERVICES (REGARDLESS OF THE FORM OF ACTION OR CLAIM - E.G. CONTRACT, WARRANTY, TORT, MALPRACTICE, AND/OR OTHERWISE) IS LIMITED TO THE TOTAL OF ALL PAYMENTS RECEIVED BY CIMARRON FROM CUSTOMER UNDER THIS AGREEMENT. CIMARRON SHALL NOT IN ANY CASE BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES EVEN IF CIMARRON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CIMARRON IS NOT RESPONSIBLE FOR LOST PROFITS OR REVENUE, LOSS OF USE OF HARDWARE OR SOFTWARE, LOSS OF DATA, COSTS OF RE-CREATING LOST DATA, THE COST OF ANY SUBSTITUTE EQUIPMENT OR PROGRAM, OR CLAIMS BY ANY PARTY OTHER THAN CUSTOMER. THIS AGREEMENT, SECTIONS 10 AND 11 IN PARTICULAR, DEFINES A MUTUALLY AGREED UPON ALLOCATION OF RISK AND THE FEES AND OTHER CONSIDERATION HAVE BEEN SET TO REFLECT SUCH ALLOCATION.**

12. ***Breach.*** If either Party breaches this Agreement and fails to cure said breach within 30 days after receiving notice of said breach from the nonbreaching Party, then the nonbreaching Party may terminate this Agreement. This Section shall not limit the relief, remedies and damages to which the nonbreaching Party may be entitled. Section 7 shall survive termination of this Agreement.

13. ***Assignment and Successors.*** This Agreement is not assignable or transferrable, except that this Agreement may be assigned or transferred by Cimarron to any third party who acquires substantially all of Cimarron' assets relating to the kind of services provided under this Agreement.

14. ***Governing Law and Forum.*** This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the

State of Utah and the United States of America, specifically excluding the United Nations Convention on Contracts for the International Sale of Goods, and without giving effect to conflict of laws. Any litigation or arbitration between the Parties shall be conducted exclusively in the State of Utah.

15. ***Force Majeure.*** Except for obligations to make payment, neither Party shall be deemed in breach of this Agreement for any failure to perform an obligation where such failure is caused by circumstances beyond the control of the that Party.

16. ***Waiver.*** Any waiver under this Agreement must be in writing and any waiver of one event shall not be construed as a waiver of subsequent events.

17. ***Attorneys' Fees.*** In the event of any litigation or arbitration between the Parties relating to this Agreement or the Services, the prevailing Party shall be entitled to recover from the other Party all reasonable attorneys' fees and other reasonable costs incurred by the prevailing Party in connection therewith.

18. ***Construction.*** This Agreement represents the wording selected by the Parties to define their agreement and no rule of strict construction shall apply against either Party. This Agreement is written in, and shall be governed by, the English language.

19. ***Government Approvals.*** If any special government approvals, permits, licenses, or other authorizations are necessary for the performance of the Services or the delivery of the Deliverables, then Customer shall obtain such approvals, permits, licenses, or other authorizations for the Parties.

20. ***Entire Agreement.*** This Agreement (including the Services Attachment and Fee Schedule): (i) represents the entire agreement between the Parties relating to the Services, (ii) supersedes all prior purchase orders, agreements, understandings, representations and warranties applicable to the subject matter of this Agreement, and (iii) may only be amended, canceled or rescinded by a writing signed by both Parties. Any terms or conditions of any purchase order or other document submitted by Customer in connection with any Services, which are in addition to, different from or inconsistent with the terms and conditions of this Agreement are not binding on Cimarron and are ineffective.

21. ***Execution.*** The persons signing below represent that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.

AGREED TO AND ACCEPTED BY:

Data In Motion LLC ("Customer")

By (signature): [signature]

Name (print): Steven Fuhrman

Title: Member

CIMARRON SOFTWARE, INC. ("Cimarron")

By (signature): [signature]

Name (print): David Fuhrman

Title: President

* Confidential Treatment Request

2012 **FEE SCHEDULE**

Service and Engineering Fees:

Senior Engineer - [redacted]*
Senior Business Analyst - [redacted]*
Senior Project Manager - [redacted]*
Business Analyst and QA [redacted]*
Junior Engineer - [redacted]*

Authorized Signatures:

For Customer

For Cimarron

* Confidential Treatment Request

SERVICES ATTACHMENT

(Description of Services and Confidential Deliverables)

2012 Product Management, Engineering, Infrastructure, Customer and Project Management Support for sampleminded product.

This agreement is for month to month service activities. Any party can terminate services at will.

Authorized Signatures:

For Customer

For Cimarron

* Confidential Treatment Request